Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE PLAINS EXPLORATION &	:
PRODUCTION COMPANY	:	Consolidated C.A. No. 8090-VCN
STOCKHOLDER LITIGATION	:

MEMORANDUM OPINION

Date Submitted: May 1, 2013

Date Decided: May 9, 2013

Peter B. Andrews, Esquire and Craig J. Springer, Esquire of Faruqi & Faruqi LLP, Wilmington, Delaware; Blake A. Bennett, Esquire of Cooch and Taylor, P.A., Wilmington, Delaware; Nadeem Faruqi, Esquire and Juan E. Monteverde, Esquire of Faruqi & Faruqi LLP, New York, New York; and Jeffrey C. Block, Esquire, Jason M. Leviton, Esquire, Mark Alan Delaney, Esquire, and Steven P. Harte, Esquire of Block & Leviton LLP, Boston, Massachusetts, Attorneys for Plaintiffs.

Lisa A. Schmidt, Esquire, Srinivas M. Raju, Esquire, Thomas A. Uebler, Esquire, and Robert L. Burns, Esquire of Richards, Layton & Finger, P.A., Wilmington, Delaware, and Blair Connelly, Esquire, Sarah M. Lightdale, Esquire, and Katelyn M. Beaudette, Esquire of Latham & Watkins LLP, New York, New York, Attorneys for Defendants Plains Exploration & Production Company, James C. Flores, John H. Lollar, Isaac Arnold, Jr., Tom H. Delimitros, Alan R. Buckwalter, III, Charles G. Groat, Thomas A. Fry, III, and Jerry L. Dees.

M. Duncan Grant, Esquire, James G. McMillan, III, Esquire, and James H.S. Levine, Esquire of Pepper Hamilton LLP, Wilmington, Delaware, and William Savitt, Esquire, Andrew J.H. Cheung, Esquire, Adam S. Hobson, Esquire, and Tracy O. Appleton, Esquire of Wachtell, Lipton, Rosen & Katz, New York, New York, Attorneys for Defendant Freeport-McMoRan Copper & Gold Inc.

NOBLE, Vice Chancellor

This action arises out of the proposed merger (the “Merger”) of Defendant Plains Exploration & Production Company (“Plains” or the “Company”) with Defendant Freeport-McMoRan Copper & Gold Inc. (“Freeport”).1 As public shareholders of Plains, Plaintiffs Louisiana Municipal Police Employees’ Retirement System and Dennis Rice have moved to enjoin preliminarily the Merger on the grounds that the Plains’ Board of Directors (the “Director Defendants” or “Board”)2 breached their fiduciary duties by failing to (1) obtain the best available sales price for Plains and (2) provide adequate disclosures in the definitive proxy (the “Proxy”) so that shareholders can make a fully informed vote on the Merger. Because the Plaintiffs have not shown that their claims have a reasonable probability of success on the merits, their motion for a preliminary injunction is denied.

[1]

The Plaintiffs have asserted an aiding and abetting claim against Freeport, which is not at issue on the Plaintiffs’ motion for preliminary injunction. See Pls.’ Verified Consolidated Am. Class Action Compl.

[2]	The Board consists of Defendants James C. Flores (“Flores”), Alan R. Buckwalter, III, Isaac Arnold, Jr., Jerry L. Dees, Tom H. Delimitros, Thomas A. Fry, III, Charles G. Groat, and John H. Lollar.

I. BACKGROUND

A. The Parties

Freeport is an international mining company with aspirations to become a premier United States based natural resources company.3 It seeks to acquire both Plains, an upstream oil and gas company, and McMoRan Exploration Co. (“McMoRan”), which is engaged in the exploration, development, and production of natural gas and oil. On December 5, 2012, Freeport and Plains entered into a merger agreement (the “Merger Agreement”)4 under which Plains’ shareholders will receive, for each share of Plains common stock, 0.6531 shares of Freeport common stock (the “Exchange Ratio”), and $25 in cash.5 The Merger value was initially $50 per share, but since the Merger was announced, Freeport’s stock has declined significantly. Consequently, Plains’ stockholders will likely receive a combined value of less than $50 per share.

In a separate transaction, Freeport will acquire McMoRan for per-share consideration of $14.75 in cash and 1.15 units of a royalty trust (the “McMoRan transaction”). The royalty trust will hold a five percent overriding royalty interest in future production from certain McMoRan ultra-deep exploration properties. The McMoRan transaction is expected to close immediately after the Merger is consummated. Plains owns approximately 31.3 percent of the outstanding shares of McMoRan and has two McMoRan board seats.6 Importantly, there is no overlap in membership between the Board and Freeport’s board of directors or the executives of Plains and Freeport.

[3]	Decl. of Peter B. Andrews in Supp. of Pls.’ Opening Br. in Supp. of Mot. for Prelim. Inj. (“Andrews Decl.”) Ex. 3 (Flores Dep.) at 269.
[4]	Decl. of Peter B. Andrews in Supp. of Pls.’ Reply Br. in Further Supp. of their Mot. for a Prelim. Inj. (“Andrews Reply Decl.”) Ex. 1 (Proxy) at 40, Annex A (the Merger Agreement).
[5]	Shareholders may elect, subject to proration, to receive varying amounts of Freeport stock or cash.
[6]

Plains has entered into a voting agreement in which it has agreed to vote its shares in favor of the McMoRan transaction. The Plaintiffs have not challenged the Board’s agreement to support the McMoRan transaction.

Flores is Plains’ Chief Executive Officer (“CEO”), President, and Chairman of the Board. Following the Merger, Flores is expected to become Vice Chairman of Freeport and CEO of Freeport’s newly acquired oil and gas operations. James R. Moffett (“Moffett”) is Freeport’s Chairman and will continue in that role after the Merger. The remaining Director Defendants are reputable business people, most of whom have extensive experience in the oil and gas industry.7

B. Factual Background

In the first quarter of 2012, Flores and Moffett had initial discussions about a potential combination of Plains, Freeport, and McMoRan.8 Although those discussions were preliminary, Flores informed the Board in April of his conversations with Moffett.9 As Plains’ long-time advisor, Barclays PLC (“Barclays”) was also notified so that Plains could rely upon its expertise if an offer was forthcoming.10 In late April, more high-level discussions followed,11 and in early May, Barclays gave a presentation to the Board about a potential combination with Freeport and McMoRan.

[7]	Transmittal Aff. of Robert L. Burns in Supp. of Defs.’ Answering Br. in Opp’n to Pls.’ Mot. for a Prelim. Inj. (“Burns Aff.”) Ex. 3 (Plains 10-K) at 89-90.
[8]	Flores Dep. at 264-65. In addition to serving together on McMoRan’s board of director, Flores and Moffett apparently have a long-standing relationship. Id. at 21.
[9]	Id. at 267-68.
[10]	Id. at 300-01.
[11]	Id. at 268-69.

By late May, both Freeport and McMoRan had appointed special committees to consider the possible transactions. Under the protective framework of a confidentiality agreement between Freeport and Plains,12 the Freeport special committee and the Board spent the summer investigating the merits of a combination. Both during this period and at all times thereafter, Plains never sought any other potential acquirers or even discussed potential business combinations with companies other than Freeport.13 The Board was content either to pursue Freeport’s expression of interest or to go it alone as a stand-alone company.

On September 12, 2012, with the merger negotiations still in progress, Plains, without notifying Freeport, agreed to acquire various oil and gas properties in the Gulf of Mexico for roughly $6.1 billion (the “Gulf of Mexico transaction”).14 This “transformative transaction” was largely financed with debt, but, perhaps as a testament to its financial strength, Plains was able to secure the needed financing. When Freeport learned of the Gulf of Mexico transaction, Moffett asked Flores if Plains needed help financing the deal. Flores rejected Freeport’s offer to help because “it would hurt any process for them to pay us a fair price . . . . I wanted totally arm’s length.”15

[12]	Confidentially agreements were also entered into between Plains and McMoRan and between Freeport and McMoRan.
[13]	See Andrews Decl. Ex. 2 (Talbert Dep.) at 69-70.
[14]	Proxy at 40.
[15]	Flores Dep. at 172-74.

Flores then informed Freeport’s special committee that Plains was terminating discussions with Freeport in order to focus on its acquired properties.16 Still, a transaction was a possibility. The Freeport special committee asked Flores to attend a previously scheduled meeting and to make a presentation on the Gulf of Mexico transaction.17 Through October, Freeport continued to assess the merits of a merger with Plains. Moreover, although Flores had called off the potential merger, he appears to have reengaged the Freeport special committee in late October about a potential combination.18

On November 1, 2012, Robert J. Allison, the Chairman of Freeport’s special committee, offered $47 per share for Plains, with half of the consideration in stock and the other half in cash. Freeport also indicated a desire to retain Plains’ management, which the Board also desired as a means of ensuring the future success of Plains’ existing operations. In considering the offer, the Board received a preliminary financial analysis from Barclays, which opined that a price around $50 per share would be fair. The Board then responded with a counteroffer of $55 per share with one-third consideration in cash and two-thirds in Freeport common

[16]	Id. at 313-14.
[17]	Id. at 56-57; Andrews Decl. Ex. 5 (Allison Dep.) at 109.
[18]	Allison Dep. at 134. Flores testified that it was the chairman of Freeport’s special committee who called him to reengage discussions. Flores Dep. 51.

stock.19 At some point, Flores seems to have temporarily sought a “contingent kicker” like that obtained eventually by McMoRan through the royalty trust.20 Also, Barclays proposed the possibility of utilizing a collar to protect against the risk that Freeport’s stock would drop, but that option was never pursued by the Board.21

Freeport continued the negotiations by responding to Plains’ counteroffer with a $49 per share offer in equal amounts of stock and cash.22 Evidently, Freeport was unwilling to offer more than fifty percent stock as consideration for the transaction. At numerous times throughout November, the Board met with management and its financial and legal advisors to discuss the Merger.23 Eventually, Freeport and Plains’ negotiations coalesced around a $50 per share price with Plains’ stockholders having the right to elect stock or cash subject to proration. The Plaintiffs characterize these negotiations as “tepid at best.”24

Having settled on a price, the Freeport special committee then met with Flores and others to discuss their roles in the combined company. As one might have expected, Flores would serve as CEO of Freeport’s oil and gas operations, Richard Adkerson, the current CEO of Freeport, would be CEO over the combined

[19]	Proxy at 42.
[20]	Allison Dep. at 134-35.
[21]	Talbert Dep. at 151-153.
[22]	Proxy at 42.
[23]	Id. at 38-45.
[24]	Pls.’ Opening Br. in Supp. of their Mot. for a Prelim. Inj. (“Pls.’ Br.”) 18.

companies, and Moffett would continue to serve as Chairman.25 Flores, allegedly at the request of the Freeport special committee, agreed to take all of his restricted stock units in Freeport stock subject to a three year lockup.26 The Plaintiffs, however, imply that Flores had negotiated for stock so that he would avoid incurring a massive tax liability from receiving cash.

On December 4, 2012, the Board formally met to discuss the final offer price of $50 per share and the terms of the Merger Agreement. The next day, the Board met again to approve the Merger Agreement, which contained various deal protection devices that the Plaintiffs allege are preclusive. Barclays again opined that the $50 per share price was within the range of fairness. The Plaintiffs contend that Barclays’ fairness analysis given to the Board did not include critical information such as savings from maintaining one public company instead of two and synergies resulting from the Merger. The McMoRan-Freeport merger agreement was also executed on December 5, the day the parties announced the deals publicly.27

[25]	Flores Dep. at 126.
[26]	See Proxy at 75, 79; see also Flores Dep. at 127-28.
[27]	Proxy 45.

II. CONTENTIONS

The Plaintiffs allege that Flores and Moffett “concocted” the Plains and McMoRan acquisitions to “satisfy their own personal ideals and goals, and solidify themselves atop one of the largest mining/exploration companies in the world.”28 They assert that Flores was conflicted because he knew, as early as July 2012, that he would be retained by Freeport following the Merger, and because he stands to receive $120 million in Freeport stock upon completion of the Merger. With respect to the other Director Defendants, the Plaintiffs assert that they abdicated their duties by, first, permitting Flores to lead the negotiations, notwithstanding his conflict of interest and, second, by failing to oversee the negotiations at all. The Plaintiffs further contend that the Board breached its Revlon duties by, among other things, failing to (1) shop the Company, (2) seek a go-shop period, and (3) conduct a “pre” or “post” market check. With respect to their disclosure claims, the Plaintiffs lambast the Proxy as materially deficient because it fails to disclose the unlevered free cash flows that Barclays used in its discounted cash flow (“DCF”) analysis. Among a host of other so-called misleading or inadequate disclosures, the Plaintiffs quibble with numerous methodologies and inputs that Barclays used. They also allege that the Proxy contains material misstatements.

Plains, in response, contends that the Plaintiffs have not met their burden to establish a reasonable probability that the Board breached its Revlon duties or issued a misleading and insufficient Proxy. It points out that the Plaintiffs have not seriously questioned the independence and disinterestedness of the remaining

[28]	Pls.’ Br. 5.

seven directors on the Board (i.e., other than Flores). Plains further asserts that the Board’s decision to permit Flores to lead the negotiations with Freeport was reasonable, and that the Board supervised his actions. Moreover, it claims that the Board’s decision to engage in a single-buyer negotiation strategy was reasonable given the Company’s stand-alone plans and that a topping bid from any other interested acquirer could have emerged following the execution of the Merger Agreement. As to the disclosure claims, the Board asserts that it has provided a fair summary of Barclays’ financial analysis and disclosed all material information necessary for stockholders reasonably to be informed when they vote on the proposed transaction.

III. ANALYSIS

A. Preliminary Injunction Standard

A preliminary injunction is an extraordinary remedy that is granted sparingly.29 The Plaintiffs must demonstrate: (1) a reasonable probability of success on the merits; (2) that absent injunctive relief, immediate and irreparable harm will result; and (3) that the harm to the plaintiff, if the injunction is denied, will exceed the harm to the defendant, if the injunction is issued.30 Where, as here, no competing bidder has emerged “despite relatively mild deal protection devices, the plaintiff’s showing of a reasonable likelihood of success must be particularly strong.”31

[29]	Cantor Fitzgerald, L.P. v. Cantor, 724 A.2d 571, 579 (Del. Ch. 1998).
[30]

Id. (“The elements are not necessarily weighted equally. A strong showing on one element may overcome a weak showing on another element. However, a failure of proof on one of the elements will defeat the application.”).

[31]	Wayne Cnty. Empls.’ Ret. Sys. v. Corti, 954 A.2d 319, 331 (Del. Ch. 2008).

B. The Revlon Standard

In a change of control transaction,32 a director’s fiduciary duties of care and loyalty require that he or she undertake reasonable efforts to secure the “best value reasonably available to the stockholders.”33 “The duty to seek the best available price applies only when a company embarks on a transaction—on its own initiative or in response to an unsolicited offer—that will result in a change of control.”34

Revlon claims are reviewed under the enhanced scrutiny test, which includes two key features: “(a) a judicial determination regarding the adequacy of the decisionmaking process employed by the directors, including the information on which the directors based their decision; and (b) a judicial examination of the reasonableness of the directors’ action in light of the circumstances then existing.”35 While Director Defendants bear the burden of showing that they were “adequately informed and acted reasonably,”36 they are not required to show that

[32]

The Defendants do not dispute that Revlon applies to the Plaintiffs’ claim. See In re Smurfit-Stone Container Corp. S’holder Litig., 2011 WL 2028076, at *11-16 (Del. Ch. May 20, 2011) (applying the Revlon standard to a 50 percent stock and 50 percent cash merger).

[33]	Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 43 (Del. 1994).
[34]	Lyondell Chem. Co. v. Ryan, 970 A.2d 235, 242 (Del. 2009).
[35]	QVC Network Inc., 637 A.2d at 45.
[36]	Id.

they made a perfect decision, only a reasonable one.37 On a preliminary injunction motion, the Plaintiffs bear the burden of establishing a reasonable probability that at trial the Director Defendants would be unable to show that they acted reasonably.

C. The Plaintiffs’ Revlon Claim Lacks a Reasonable Probability of Success

The Plaintiffs’ Revlon claim and theory of the case must overcome several key facts. With the exception of Flores, the remaining Plains’ directors are disinterested and independent.38 They participated in numerous board meetings involving the Merger, and, where appropriate, authorized Flores to take specific action. With Flores as the lead negotiator, they negotiated Freeport’s initial offer of $47 per share, split equally in cash and stock, upwards to $50 per share with a cash-stock election subject to proration. As Freeport was conducting its due diligence, Plains acquired a $6.1 billion asset (the Gulf of Mexico asset) without even notifying Freeport. Then Flores, acting on the Board’s behalf, walked away—at least for a time—from the Freeport transaction. And they relied upon sophisticated legal and financial advisors to guide them in the sales process.

[37]

Id. (“If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board’s determination. Thus, courts will not substitute their business judgment for that of the directors, but will determine if the directors’ decision was, on balance, within a range of reasonableness.”).

[38]	In addition, all of the Plains’ directors had substantial stock holdings in Plains, which presumably aligned their interests with the interests of all other stockholders. Proxy at 84.

In stark contrast, the Plaintiffs paint the picture that Flores was bent on pushing through a merger with his buddy Moffett to sit at the top of a premier natural resources company and to obtain a financial windfall from the Merger. In their attempt to color the Board’s actions, the Plaintiffs allege a plethora of ways in which the Board breached its fiduciary duty to maximize Plains’ sales price. They contend that the Board acted unreasonably by: (1) permitting Flores to control the process and failing to establish a special committee; (2) failing to shop Plains and consenting to onerous deal protection devices; and (3) failing to negotiate a collar, an increased Exchange Ratio, or a royalty trust. Perhaps tellingly, while the Plaintiffs thoroughly criticize the Board’s actions, they ultimately fail to explain “why the disinterested and independent directors would disregard their fiduciary duties” presumably to help Flores achieve his self-interested objectives.39 In highlighting various ways in which the Board might have obtained a higher price, the Plaintiffs nonetheless fail to establish a reasonable probability that the Board’s decision-making process was inadequate or that its actions were unreasonable in light of the circumstances.

[39]

In re BJ’s Wholesale Club, Inc. S’holders Litig., 2013 WL 396202, at *10 (Del. Ch. Jan. 31, 2013). Although the Merger will net Flores a $900,000 salary increase, he no longer will be the CEO of an entire company. Given that a higher price would have paid Flores substantially more money (or Freeport stock), it is difficult to understand, under the circumstances, why he would not have been motivated to obtain the best deal possible.

1. Flores Leads the Negotiations; No Special Committee is Formed

The formation of a special committee can serve as “powerful evidence of fair dealing,”40 but it is not necessary every time a board makes a decision. Having offered only conclusory allegations unsupported by facts and the statement that the Board has never disapproved a transaction that Flores recommended,41 the Plaintiffs have not come close to demonstrating that Flores dominated and controlled the Board.42 Where, as here, seven of the eight directors on the Board are independent and disinterested, the need to establish a special committee was obviated. Thus, under the circumstances, the Board’s decision not to form a special committee was reasonable.

Furthermore, the Board’s decision to allow Flores to run the negotiations was not inherently unreasonable either. “While a board cannot completely abdicate its role in a change of control transaction, Delaware law is clear that in certain circumstances it is appropriate to enlist the efforts of management in negotiating a sale of control.”43 Even though Flores may have been interested, the

[40]	Gesoff v. IIC Indus., Inc., 902 A.2d 1130, 1145 (Del. Ch. 2006).
[41]	Talbert Dep. at 173.
[42]	That the Board has consistently followed Flores’ recommendations does not necessarily raise an inference that the Board is beholden to Flores.
[43]	Wayne Cnty. Empls.’ Ret. Sys. v. Corti, 2009 WL 2219260, at *13 (Del. Ch. July 24, 2009), aff’d, 996 A.2d 795 (Del. 2010).

circumstances here were appropriate.44 The Board could have reasonably believed that Flores, as CEO of Plains, was in the “best position to advance the interests of [Plains’] stockholders” because he had the “most experience with and deepest knowledge of [Plains’] assets.”45 The Board also was aware of and discussed Flores’ conflict of interest with respect to his future employment at Freeport. First, it noted that Flores’ significant ownership of Plains stock—which aligned his interests with those of stockholders generally—partially mitigated the conflict.46 Second, the Board properly managed the conflict by overseeing the negotiations.

The Plaintiffs essentially argue that the remaining directors completely abdicated their responsibilities in the negotiations to Flores.47 Perhaps the other directors could have done more, but the Plaintiffs’ allegations are inconsistent with the numerous board meetings that the directors attended during which they discussed the proposed merger and participated in the decision-making process. The Plaintiffs have not established a reasonable probability that the Board’s decision-making process was inadequate or that the Director Defendants abdicated their fiduciary duties so that Flores could obtain future employment at Freeport.

[44]	See In re OPENLANE, Inc., 2011 WL 4599662, at *5 (Del. Ch. Sept. 30, 2011) (noting that even if a director is conflicted, his involvement in the negotiations does not necessarily taint the process).
[45]	Proxy at 42.
[46]	Id.
[47]

As evidence that Flores improperly controlled the negotiation process, the Plaintiffs assert: (1) Flores controlled the selection of the investment bankers; (2) Flores handled all the communications between Plains and Freeport; (3) Flores controlled all of the information about the Gulf of Mexico transaction that went to Freeport; (4) Flores, not Freeport, reengaged discussions with Freeport regarding the Merger; and (5) the Board has a history of acquiescing to Flores’ recommendations. Without more, these allegations do not show that the merger process was tainted.

2. The Failure to Shop Plains

The Plaintiffs challenge the Board’s decision not to shop Plains at all. That course of action can make it more difficult (or less likely) to obtain the best available price. But there is no bright-line rule that directors must conduct a pre-agreement market check or shop the company. “When . . . the directors possess a body of reliable evidence with which to evaluate the fairness of a transaction, they may approve that transaction without conducting an active survey of the market.”48 Moreover, as long as the Board retained “significant flexibility to deal with any later-emerging bidder and ensured that the market would have a healthy period of time to digest the proposed transaction,” and no other bidder emerged, the Board could be assured that it had obtained the best transaction reasonably attainable.49

As the record reflects, the Director Defendants did not shop Plains or engage in a pre-agreement market check because they were focused on completing a deal with Freeport or going forward as a stand-alone company. Both options were financially attractive. One consequence of a single-buyer negotiation strategy is that it requires a board to rely more extensively on its own knowledge and the knowledge of its financial advisor in determining whether the proposed transaction is priced fairly. Arguably, neither option provides a robust determination of market value.50

[48]	Barkan v. Amsted Indus., Inc., 567 A.2d 1279, 1287 (Del. 1989).
[49]	In re Pennaco Energy, Inc., 787 A.2d 691, 707 (Del. Ch. 2001).
[50]

Barkan, 567 A.2d at 1287 (noting that “advice [of an investment banker] is frequently a pale substitute for the dependable information that a canvas of the relevant market can provide”) (internal quotation marks omitted).

Plains has suggested that its directors, most of whom had significant experience in the oil and gas industry and as directors of Plains, were fully capable of making an informed decision. Although it is difficult from the record to assess whether the Board possessed impeccable knowledge of Plains’ business, the directors’ relevant expertise and experience support a reasonable inference that they were informed and competent to make an appropriate decision.51 In addition, so long as a company has not agreed to onerous deal protection devices that would unduly impede a competing bid, a post-agreement market check can be an effective way to ensure that a company obtains the best price reasonably available.

The agreed upon deal protection devices were not onerous. The no-solicitation clause combined with a fiduciary out allowed the Board to respond to unsolicited bids if the Board determined in good faith that the bid would reasonably be expected to lead to a superior proposal.52 The three percent termination fee ($207 million) was also not unreasonable. Termination fees in

[51]	See Lyondell Chem. Co., 970 A.2d at 243.
[52]	Proxy at A-42 (Merger Agreement) § 5.4(b).

excess of three percent have been deemed reasonable by this Court before.53 The matching rights provision—which provides the modest benefit of the right to match a competing offer—also would not deter “a fervent bidder intent on paying a materially higher price for the Company.”54 Collectively, these deal protection devices would not have prevented either a serious bidder from putting forth a higher bid or the Board from entertaining and accepting a bona fide superior proposal.

The Merger Agreement was executed on December 5, 2012. More than five months later, the market has no doubt fully digested the Merger, and no topping bids have emerged—and perhaps for good reason. Freeport’s $50 per share offer represented a 39 percent premium to Plains’ closing price on December 4, 2012, and a 42 percent premium to the prior one-month average closing price. In light of the fact that the Board allowed a sufficient time for competing acquirers to emerge,55 negotiated Freeport’s initial offer upwards, and obtained a substantial premium for the Company, the Plaintiffs have not established that the Board’s failure to undertake a market check or obtain a go-shop period raises a reasonable likelihood that their claim will be successful on the merits.

[53]	See, e.g., In re 3Com S’holders Litig., 2009 WL 5173804, at *7 (Del. Ch. Dec. 18, 2009) (upholding a 4 percent termination fee).
[54]	See, e.g., In re Toys “R” Us, Inc. S’holder Litig., 877 A.2d 975, 1019 (Del. Ch. 2005).
[55]

The date for submitting approval of the Merger to the stockholders has been delayed beyond the date initially expected by the Board. Nonetheless, the Board allowed for a reasonable period of time during which competing acquirers could emerge. See In re Pennaco Energy, Inc., 787 A.2d at 707 (finding that post-agreement market check of roughly three weeks over the holidays was enough time for potential acquirers to emerge).

3. Collar or Royalty Trust

The Plaintiffs next complain about what deal terms the Board should have obtained from an arms-length negotiation between Freeport and Plains. In doing so, they, first, ignore the realities of an arms-length negotiation, where “concessions tend to come at a price,”56 and, second, they merely second-guess the reasonable business judgments of the Board.

The decision to negotiate or not to negotiate for a collar is within the business judgment of the Board.57 As this Court has observed before, “it is not reasonable to infer that the Board was unaware of the potential benefits (or costs) that a collar might have.”58 The Board may have believed—perhaps against conventional wisdom59—that Freeport’s stock would increase as a result of the Merger, which might explain why the Board did not even attempt to secure a collar.60 But even if the decision in hindsight was a “bad” one, it does not necessarily follow that the decision was unreasonable at the time it was made and, in any event, the Plaintiffs have not demonstrated that here.

[56]	In re NYMEX S’holder Litig., 2009 WL 3206051, at *8 (Del. Ch. Sept. 30, 2009).
[57]	Id. at *8 n.73.
[58]	Id. at *8.
[59]

Some of the participants in the negotiations, including Freeport’s Allison and its bankers, believed that Freeport’s stock price would fall upon announcement of the Merger. See Allison Dep. at 340; Andrews Decl. Ex. 9 (Weinberger Dep.) at 193.

[60]	Andrews Decl. Ex. 6 (Watson Dep.) at 280.

For similar reasons, the Board’s failure to secure an equity “kicker” (i.e., through a royalty trust) also does not support sufficiently a Revlon claim. A board has discretion in deciding what consideration to seek in negotiating a merger. The Board sought both a cash and stock component as consideration. Apparently, Flores attempted to add a royalty trust like the one obtained by McMoRan, but dropped his request when Allison informed him that adding a “kicker” would result in a lower price per share.61 The decision to maximize the sales price in lieu of obtaining an equity “kicker” is one that falls squarely in the business judgment of the Board. Moreover, that decision was not unreasonable because Freeport stock may outperform any royalty trust that might have been obtained for Plains stockholders. In light of the Board’s obtaining a stock component, which enables Plains’ stockholders to share in the upside potential of the combined company, the Plaintiffs have failed to establish a reasonable probability that the Board’s decision not to pursue an equity “kicker” was unreasonable.

In short, the facts show that the Board went through a reasonable decision-making process and acted reasonably to maximize the sales price of Plains. Importantly, the Plaintiffs have failed to persuade the Court that the Board’s strategic rationales for the Merger—i.e., to leverage a better credit rating and stronger balance sheet into a lower cost of capital—were unreasonable or

[61]	Allison Dep. at 136.

otherwise a pretext for Flores’ desire to manage a premier natural resources company. Thus, the Plaintiffs have “failed to meet [their] burden of establishing a reasonable likelihood that at trial the Board would be unable to show that it secured the best value reasonably attainable for [Plains] shareholders.”62

D. Disclosure Claims

The Plaintiffs second basis for enjoining—at least temporarily—the Merger is that Plains has failed to provide sufficient information in the Proxy to allow stockholders to make an informed decision on the Merger. First, they assert that Plains has failed to disclose adequately or to explain certain inputs in Barclays’ analysis—the most important of which is the unlevered free cash flows utilized in the discounted cash flow analysis. Second, they seek further disclosure regarding details of the negotiations and why the Board made certain decisions. Third, they request additional disclosures regarding various conflicts of interest involving Flores, JPMorgan, and Barclays. Fourth, they contend that the Merger should be enjoined until the results from the Phobos Well are released.

“The duty of disclosure is a judicially imposed fiduciary duty that serves the ultimate goal of informed stockholder decision making.”63 “When stockholder action is requested, directors are required to provide shareholders with all

[62]	In re OPENLANE, Inc., 2011 WL 4599662, at *8.
[63]

In re Micromet, Inc. S’holders Litig., 2012 WL 681785, at *10 (Del. Ch. Feb. 29, 2012) (internal quotation marks omitted) (quoting Arnold v. Soc’y for Sav. Bancorp, Inc., 678 A.2d 533, 537 (Del. 1996) & Clements v. Rogers, 790 A.2d 1222, 1236 (Del. Ch. 2001)).

information that is material to the action being requested and ‘to provide a balanced, truthful account of all matters disclosed in the communications with shareholders.’”64 A fact is material if there is a “substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.”65

1. Disclosure of Financial Inputs

The Plaintiffs contend that the Proxy fails to disclose unlevered free cash flows. To calculate the estimated enterprise value range of Plains, the Proxy states that Barclays added “projected after-tax unlevered free cash flows for fiscal years 2013 through 2016 based on the [Plains] Projections, as adjusted by [Plains] management for strip prices . . . .”66 Relying on Gaines,67 the Plaintiffs argue that the omission of the unlevered free cash flow projections utilized by Barclays was a material omission that raises a threat of irreparable injury. They further contend that shareholders are entitled to those cash flows because without them they cannot replicate Barclays’ discounted cash flow analysis.

[64]	Emerald P’rs v. Berlin, 726 A.2d 1215, 1223 (Del. 1999) (quoting Malone v. Brincat, 722 A.2d 5, 12 (Del. 1998)).
[65]	Rosenblatt v. Getty Oil Co., 493 A.2d 929, 944 (Del. 1985) (quoting TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 499 (1976)).
[66]	Proxy at 57.
[67]

Gaines v. Narachi, 2011 WL 4822551, at *2 (Del. Ch. Oct. 6, 2011). The Plaintiffs’ reliance on Gaines is misplaced for two reasons. First, the Court was not able to determine from the record whether the free cash flow projections, which were not disclosed but were utilized by Morgan Stanley in its discounted cash flow analysis, were provided by management or whether Morgan Stanley derived those numbers itself. Second, unlike here, Gaines was decided on a motion to expedite, and thus, the disclosure claim survived because it was “colorable.”

Under Delaware law, shareholders are entitled to a “fair summary of the substantive work performed by the investment bankers upon whose advice the recommendations of their board as to how to vote on a merger . . . rely.”68 The duty to disclose financial information material to their decision does not include information that is merely helpful; it also does not require that stockholders have sufficient information to make an “independent determination of fair value.”69

The Plaintiffs’ free cash flow argument is based in part on a misreading of the Proxy. Plains did not provide unlevered free cash flows to Barclays. But it did provide Barclays and investors with “discretionary cash flow,” a non-GAAP cash flow measure used by Plains’ management.70 From that number, which is disclosed in the Proxy, and utilizing its own assumptions regarding future oil prices, Barclays derived the unlevered free cash flows. Where, as here, management has disclosed estimates of its discretionary cash flow, EBITDA, and net income for the years 2013-2016, the disclosure of Barclays-derived cash flow numbers becomes less important and, indeed, immaterial because investors already have management’s inside view of the Company’s future financial performance and there is no significant reason offered why the additional cash flow numbers would affect a reasonable shareholder’s vote. Thus, under the facts of this case, Barclays’ cash flow numbers do not need to be disclosed.71

[68]	In re Pure Res., Inc. S’holders Litig., 808 A.2d 421, 449 (Del. Ch. 2002).
[69]	Globis P’rs, L.P. v. Plumtree Software, Inc., 2007 WL 4292024, at *11 (Del. Ch. Nov. 30, 2007) (quoting Skeen v. Jo-Ann Stores, Inc., 750 A.2d 1170, 1174 (Del. 2000)).
[70]	Proxy at 67.
[71]

The Proxy also discloses Freeport’s estimates of EBITDA, net revenue, and capital expenditure projections for the same years. Id. at 68. See also In re SeraCare Life Sciences, Inc. S’holders Litig., C.A. No. 7250-VCG, at 6 (Del. Ch. Mar. 20, 2012) (TRANSCRIPT) (“[W]here the advisor derived the [free cash flow] projections on its own, those projections do not have to be disclosed. To me, this is consistent with the principle that the board need not disclose every piece of information used by its financial advisor, such that an investor could conduct its own fair value analysis using that same data.”).

The Plaintiffs also assert that Plains did not disclose its EBITDAX.72 Because the comparable companies’ analysis utilizes an EBITDAX multiple based on other comparable companies, but does not provide the EBITDAX for Plains, the Plaintiffs complain that this is misleading. In addition, they ask that Plains clear up whether Barclays used EBITDA in calculating the Company’s discounted cash flow analysis or whether it used EBITDAX.73 This claim does not have a reasonable probability of success. Importantly, the Proxy contains management’s projections of EBITDA for Plains and a variety of other financial information. While disclosing EBITDAX for Plains might be helpful, it is doubtful that this information would significantly alter the total mix of information available. Indeed, this is the type of disclosure that could potentially inundate stockholders with too much information.74

[72]	EBITDAX stands for Earnings Before Interest, Taxes, Depreciation, Amortization, and Exploration.
[73]

Apparently, in its final presentation to the Board, Barclays stated that the DCF analysis was calculated using EBITDAX. Plains has advised the Court that Plains’ EBITDA and EBITDAX are the same. Aff. of Christopher Watson, dated Apr. 30, 2013, ¶ 4.

[74]

See Skeen v. Jo-Ann Stores, Inc., 1999 WL 803974, at *4 (Del. Ch. Sept. 27, 1999), aff’d, 750 A.2d 1170 (Del. 2000) (“Balanced against the requirement of complete disclosure is the pragmatic consideration that creating a lenient standard for materiality poses the risk that corporations will ‘bury the shareholders in an avalanche of trivial information a result that is hardly conducive to informed decisionmaking.’”) (quoting TSC Indus., Inc., 426 U.S. at 448-49.).

Finally, the Plaintiffs complain that Barclays failed to disclose how it determined the discount rates used in its DCF and net asset value analyses. Again, the Plaintiffs are petitioning for immaterial disclosures. Having been provided the rates used, stockholders can judge for themselves whether the discount rate was appropriate. They do not need an explanation of how Barclays determined the discount rate, nor do they need an explanation why different rates were used in different computations.75 The information might be of interest but it is not reasonably likely to affect a stockholder’s vote.

The Plaintiffs further criticize the methodologies and inputs used by Barclays. However, “quibbles with a financial advisor’s work cannot be the basis of a disclosure claim.” 76 “There are limitless opportunities for disagreement on the appropriate valuation methodologies to employ, as well as the appropriate inputs to deploy within those methodologies.”77

[75]

See Cnty. of York Empls. Ret. Plan v. Merrill Lynch & Co., Inc., 2008 WL 4824053, at *12 (Del. Ch. Oct. 28, 2008) (noting that the specific details underlying a financial advisor’s opinion need not be disclosed, including how a discount rate was derived).

[76]	In re 3Com S’holders Litig., 2009 WL 5173804, at *6.
[77]	Id.

They contend that shareholders are “left in the dark as to whether Barclays considered synergies” with regard to the Merger.78 Specifically, they allege that the Proxy failed to disclose that Barclays ignored management’s projections of synergies and cost savings. This claim does not have a reasonable probability of success for at least two reasons. First, Barclays did not assume in its analysis any benefits accruing from the potential synergies or any cost savings that might result. Second, there is no evidence in the record that Barclays either ignored or was unaware of the potential synergies and cost savings from the Merger.

Finally, the Plaintiffs argue that the Proxy is deficient because it fails to disclose why Barclays used four different Brent crude oil prices in its analysis, none of which was the oil price used by Plains’ management in its financial projections. This claim is also not likely to succeed. Utilizing Plains’ management’s projected oil price is not required because, unlike management’s projections of future operations and revenue, there is no special inside view on future oil prices. Apparently, Barclays utilized lower estimates of future Brent crude oil prices, at least some of which were based on current futures prices. Barclays’ decision to use futures prices, which are market based, as compared to Plains’ optimistic estimate,79 was reasonable. Stockholders can judge for themselves whether those inputs are appropriate.

[78]	Pls.’ Reply Br. in Further Supp. of their Mot. for a Prelim. Inj. (“Pls.’ Reply Br.”) 25.
[79]	Flores Dep. at 186, 228-29 (“We couldn’t get anybody in the world to sign off on 110-dollar price of oil for the next 25 years. That’s not the view out there.”)

2. Disclosures Relating to the Negotiation

The Plaintiffs have further alleged that the Proxy is deficient because it fails to disclose: (1) why the Board decided not to do a market check; (2) the basis for the Board’s decision not to form a special committee; (3) that Flores will receive a substantial salary increase in his new position at Freeport; (4) that the future roles of Flores, Moffett, and Adkerson had been negotiated prior to December 3, 2012; (5) the identity of two Plains’ directors who will be appointed to the Freeport board; and (6) which key members of Plains’ management will continue in the combined company.80

None of these claims has a reasonable probability of success on the merits. First, this “information is of the ‘tell me more’ variety” and given the extensive disclosure provided in the Proxy, this information is unlikely to be material.81 Furthermore, “asking ‘why’ does not state a meritorious disclosure claim.82 Second, some of the requested information is not known or is already disclosed. For instance, Plains did not know when the Proxy was issued which Plains’ directors (other than Flores) would become directors of the combined company.

[80]	Pls.’ Br. 26-27.
[81]	In re Delphi Fin. Gp. S’holder Litig., 2012 WL 729232, at *18 (Del. Ch. Mar. 6, 2012).
[82]	In re Sauer-Danfoss Inc. S’holders Litig., 2011 WL 2519210, at *12 (Del. Ch. Apr. 29, 2011).

As to Flores’ salary increase, Flores’ future salary of $2.5 million is disclosed in the Proxy, and it is reasonable to infer that shareholders could determine the increase over his current salary at Plains by looking at other disclosure documents.

3. Alleged Conflicts of Interest

The Plaintiffs seek enhanced disclosures regarding Flores’ conflict of interest, particularly why the Board allowed Flores to drive the negotiations on his own. However, the Proxy clearly states that the Board was aware of Flores’ conflict and made the informed decision to allow him to proceed as the lead negotiator with Freeport. In this case, nothing more is required.

The Plaintiffs also contend that the Proxy should have disclosed that JPMorgan had worked for Plains on the Gulf of Mexico transaction and many JPMorgan employees are working on behalf of Freeport in the current transaction. Additionally, they assert that the Proxy should disclose that Barclays has substantial stock holdings in Freeport. These contentions also lack merit. The Plaintiffs fail to explain how any of these “purported” conflicts are material, especially where JPMorgan is not Freeport’s financial advisor in the Merger.83 Moreover, the Proxy adequately discloses that Barclays may have holdings in Freeport.84

[83]	Proxy at 86.
[84]

Id. at 65 (“In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of [Plains] and [Freeport] and their respective affiliates for Barclays’ own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.”).

4. The Phobos Well

For the first time in their reply brief, the Plaintiffs have asserted that the shareholder vote should be delayed so that the drilling results relating to the Phobos Well can be released and factored into the shareholders’ voting calculus.85 Plaintiffs’ theory is that the drilling results will be favorable because Plains’ stock price is currently trading above the Merger price. They imply that Plains and Freeport have purposefully scheduled the shareholder vote to occur before the release of the drilling results so that stockholders will be deprived of the opportunity to hold out for more consideration.

Perhaps the failure to make this contention sooner bars this claim.86 More importantly, the Plaintiffs’ contention is purely speculative as there is no substantive evidence in the record that Plains has purposefully tried to consummate the Merger before the release of the drilling results or that it even knows whether the drilling has been successful. The better inference may be that neither stockholders nor the Board know whether the drilling at the Phobos Well has been (or will be) successful. Given this uncertainty, the Plaintiffs’ speculative contention is not a sound basis upon which to delay the shareholder vote.87

[85]	Pls.’ Reply Br. 29.
[86]	See Pryor v. IAC/InterActiveCorp., 2012 WL 2046827, at *6 n.71 (Del. Ch. June 7, 2012) (“Normally, this Court does not entertain arguments raised for the first time in a reply brief.”).
[87]

The day before oral argument on Plaintiffs’ motion for preliminary injunction, the Plaintiffs provided additional evidence that the Proxy inaccurately disclosed that Barclays used after-tax unlevered free cash flows for years 2013 to 2016 when it in fact used unlevered free cash flow numbers from 2013 to 2017. They also further established that the Proxy inaccurately disclosed that Barclays had used a terminal value of Plains based on Plains’ 2016 EBITDA when in fact it had used a terminal value based on Plains’ 2017 EBITDA. The Defendants notified the Court that they would disclose this information by filing a Form 8-K. Letter to the Court from Lisa A. Schmidt, Esq., May 2, 2012. See Letter to the Court from Lisa Schmidt, Esq., May 3, 2013, transmitting copy of Form 8-K. As a consequence, the Court need not address whether this error was material.

IV. CONCLUSION

The Plaintiffs’ efforts to enjoin the Merger must fail because they have not established a reasonable probability of success on the merits of either their Revlon claim or their duty of candor claims. At oral argument, counsel for the Plaintiffs only touched briefly, if at all, on the Revlon claim, suggesting that they had no real desire to have the transaction permanently enjoined. Because the Plaintiffs have failed to meet their burden on their disclosure claims, the Court is reasonably confident that Plains’ shareholders are fully informed and capable of voting on the Merger. Thus, Plains’ stockholders will not suffer irreparable harm. Moreover, the harm that would accrue to Plains and Freeport from an injunction is likely much greater than any harm that could possibly accrue to stockholders in the absence of an injunction. In sum, whether to approve the Merger is a decision properly left to the stockholders. The Plaintiffs’ motion for a preliminary injunction is denied.

An implementing order will be entered.